Exhibit 10.1

August 5, 2004

Kris Shah

Re:	Employment Agreement

Dear Kris:

Pursuant to our recent discussions, this letter sets forth the terms of your employment with SAFLINK Corporation (the “Company”), effective immediately upon closing of the merger transaction (the “Effective Time”) pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of March 22, 2004, by and among the Company, Spartan Acquisition Corporation (a wholly-owned subsidiary of the Company) (“Merger Sub”), and SSP Solutions, Inc. (“SSP”), as well as our understanding with respect to any termination of that employment relationship.

1. Position and Duties. You will be employed by the Company as President of SSP, the Company’s wholly-owned subsidiary to be created through the statutory merger of Merger Sub with and into SSP pursuant to the terms and conditions of the Merger Agreement. For purposes of your options to purchase shares of common stock of the Company, and for all other purposes (except that you, like all other SSP employees, shall be paid for all accrued vacation time in excess of eighty (80) hours, which shall remain accrued), you will be deemed to have been continuously employed by SSP, with no gap (instantaneous or otherwise) between your employment with SSP (as an independent company) prior to the Effective Time and your employment with the Company from and after the Effective Time. You will report to me. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. Your duties will include, but not be limited to, those duties normally performed by a president of a wholly-owned subsidiary, as well as any other reasonable duties that may be assigned to you from time to time by me.

2. Term of Employment. Your employment with the Company will start at the Effective Time, and will be for a two-year term, and shall automatically renew for successive one year periods unless terminated by either party no more than 60 and no less than 30 days prior to expiration of the initial or any renewal term. Your employment may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

3. Compensation. You will be compensated by the Company for your services as follows:

(a) Salary: You will be paid an initial annual base salary of $232,000, less applicable withholding, in accordance with the Company’s normal payroll procedures. Your salary will be reviewed by the Company’s board of directors (the “Board”) from time to time, and may be increased in such amount as determined by the Board in its sole discretion based upon various factors including, but not limited to, your performance and the Company’s profitability (with the salary, as so increased, being the “base salary” under this Agreement). Notwithstanding the foregoing, your annual base salary shall be increased by at least five percent on each anniversary date of this Agreement.

(b) Stock Options and Restricted Stock: Subject to the approval of the Board, you will be granted (i) a non-qualified option to purchase 500,000 shares of the Company’s common stock (the “Option”) under the Company’s 2000 Stock Incentive Plan or other Company incentive plan (the “Plan”) at an exercise price equal to the lowest closing price of the Company’s common stock on any day five trading days before or five trading days after the date of grant; and (ii) 500,000 shares of restricted stock (the “Restricted Stock”) under the Plan. Provided you remain employed by the Company, the Option will vest ratably on a monthly basis over a two-year period. The Restricted Stock Grant will vest over a two-year period, with 300,000 shares vesting on the first anniversary of the date of grant, and 200,000 shares vesting on the second anniversary of the date of grant. These grants will be subject to the terms and conditions of the Plan and, except as otherwise provided herein, subject to the Company’s standard stock option and stock grant agreements, which you will be required to sign as a condition of receiving the grants. Notwithstanding any provision of the Plan or the standard stock option/stock grant agreements, the Option referred to herein may be exercised for one full year after the termination of your employment, for whatever reason. In the event (A) there is a Change of Control (as defined below) prior to the expiration of the two year term set forth in Paragraph 2, or while you otherwise remain employed by the Company, (B) your employment is terminated without cause, (C) you resign from your employment for Good Reason (as defined below), or (D) you die or become disabled (meaning you are unable to perform your duties for any consecutive 90 day period in any one year period as a result of physical or mental impairment as determined by a physician reasonably acceptable to the Company), you will receive full accelerated vesting upon any unvested portion of the Option and the Restricted Stock (for example, with respect to the Restricted Stock, the Company’s repurchase option will lapse in its entirety). If you die or become disabled as so defined, the Option, or any portion thereof, may be exercised by you or your heirs, as the case may be, at any time during the term of the Option as stated in the Stock Option Plan and/or Agreement, subject to the one year exercise provision provided above.

(c) Incentive Plan: You will be eligible to participate in the Company’s long term incentive plan covering executive officers and such Plan shall provide you a target bonus no less than the maximum allowed to any other executive officer, upon the attainment of goals and objectives as mutually agreed.

(d) Benefits: You will have the right, on the same basis as other executive officers of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement and other policies. In no event, however, will your benefits be less than as stated in the SSP employee handbook as of the date hereof and shall include payment of health insurance premiums for you and your dependents while employed by the Company.

4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that if you voluntarily terminate your employment with the Company for any reason other than for Good Reason (as defined below), you will provide the Company with sixty days’ written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

5. Other Termination. Your employment may be terminated under the circumstances set forth below.

(a) Termination for Cause: If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause.

For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

(b) Termination Without Cause: If your employment is terminated by the Company without cause, or you die or become disabled (as defined in Section 3(b)), at any time during the initial term of this Agreement or during any renewal term, and if (other than in the case of your death) you sign a general release of known and unknown claims in form satisfactory to the Company, you will receive a lump sum severance payment equal to your final base salary for the remainder of the two-year period commencing on the effective date of this Agreement or for a one-year period, less applicable withholding, whichever is greater. During the period of time to which the severance payments pertain, the Company will pay the premiums to continue group medical and dental insurance coverage for your and your family (for your family only in the event of your death) under COBRA or otherwise provide you/your family the same level of benefits.

(c) Resignation for Good Reason: If prior to the expiration of the initial term set forth in Paragraph 2 or any renewal term, you resign from your employment with the Company for Good Reason, you shall be entitled to receive the severance payments and health insurance premium payments described in subparagraph 5(b).

(d) Section 280G: If, due to the benefits provided under Paragraphs 3 and 5, you are subject to any excise tax due to the characterization of any amounts payable under these Paragraphs as “excess parachute payments” pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable under Paragraphs 3 and 5 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

6. Change of Control.

(a) For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if, after the Effective Time:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii) the Company (A) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) sells or disposes of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated).

7. Good Reason.

(a) For purposes of this Agreement, “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect ten (10) days after written notice to the Board from you of such condition(s):

(i) a decrease in your base salary and/or a material decrease in any of your then-existing bonus plans or employee benefits;

(ii) a material, adverse change in your title, authority, responsibilities or duties, as measured against your title, authority, responsibilities or duties immediately prior to such change;

(iii) the relocation of your work place for the Company to a location outside the County of Orange, California; or

(iv) the Company’s refusal to pay your reasonable commuting costs in the event that your work place for the Company is relocated outside the Irvine, California area.

8. Confidential and Proprietary Information. As a condition of your employment, you agree to sign the Company’s standard form of employee confidentiality and assignment of inventions agreement.

9. Dispute Resolution. In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this policy or any payment hereunder, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Orange County, California. All costs of arbitration shall be borne by the non-prevailing party, as determined by the arbitrator. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief.

10. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

12. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

13. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.

Kris, we look forward to working with you at SAFLINK Corporation following the combination of these two great companies. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

SAFLINK CORPORATION

/S/ GLENN L.ARGENBRIGHT
Glenn L. Argenbright, President and Chief Executive Officer

I agree to and accept employment with SAFLINK Corporation on the terms and conditions set forth in this Agreement.

Date: August 6, 2004

/S/ KRIS SHAH
Kris Shah

4